EXHIBIT 23.1

CONSENT OF REGISTERED INDEPENDENT PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-10819, 333-49193, 333-71625 and 333-67168 of Banner Corporation and subsidiaries on Form S-8 and Registration Statement 333-153209, 333-156340, 333-161619, 333-164259, 333-165552, 333-167597, 333-171240 and 333-180925 on Form S-3 of our report dated March 14, 2013, with respect to the consolidated statements of financial condition of Banner Corporation and subsidiaries as of December 31, 2012 and 2011, and the related consolidated statements of operations, comprehensive income (loss), changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2012, and the effectiveness of internal control over financial reporting as of December 31, 2012, which report appears in the December 31, 2012 annual report on Form 10-K of Banner Corporation.

/s/ Moss Adams LLP

Portland, Oregon
March 14, 2013

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